Exhibit 10

AGREEMENT AND RELEASE

     THIS AGREEMENT is made on the 26th day of June, 2002, by and between Francis W. McDonnell (hereinafter called “Executive”) and PMA Capital Corporation (hereinafter called “Employer”).

RECITAL

     WHEREAS, Executive notified the Employer on May 10, 2002 (the “Notification Date”) that he desired to resign his position as Senior Vice President, Chief Financial Officer and Treasurer of the Employer;

     WHEREAS, at the request of the Employer, Executive voluntarily delayed accepting and beginning his position with his new employer for a significant period of time in order to assist the Employer with continuing rating agency, corporate finance, financial reporting, business development and investor relations matters and to ensure an orderly transition of the chief financial officer functions;

     WHEREAS, Employer wishes to recognize the Executive’s excellent performance of his duties with, and dedication to, Employer during his tenure with Employer;

     WHEREAS, Executive and Employer further desire to resolve any and all issues that may exist between them concerning Executive’s employment and separation from employment; and

     WHEREAS, this Agreement and Release has been approved by the Compensation and Stock Option Committees of the Board of Directors.

     NOW THEREFORE, Employer and Executive, for good and valuable consideration, and intending to be legally bound, agree as follows:

     1.   Termination Date. Executive shall resign from employment with Employer effective the end of business on June 28, 2002 ("Termination Date").

     2.   Share Repurchase; Option Exercise; Severance Pay.

          a) Executive owns 42,685 shares of Class A Common Stock that secure a loan with Brown Brothers Harriman in the principal amount of $495,794 for which the Employer is contingently liable. The Employer will satisfy the loan in exchange for Executive’s transfer to it of 25,167 shares of Class A Common Stock and the Employer will repurchase the remaining 17,518 shares at the average of the high and low price on the Nasdaq Stock Market on June 18, 2002.

          b) Executive has exercised options for 80,315 shares of Class A Common Stock and will sell all of such shares in the open market prior to the Termination Date.

          c) In consideration of Executive’s having remained in his position with the Employer during the period from the Notification Date to the Termination Date and the valuable services rendered therein, the Employer will pay the Executive the difference, if any, between the gross per share price of his shares of PMA Capital Corporation Class A Common Stock that he sells pursuant to subparagraph 2 a) and 2 b) hereof before the Termination Date and the average of the high and low prices of the Class A Common Stock for the seven (7) days subsequent to and including the Notification Date.

          d) In consideration of the agreements and covenants in paragraph 5 and of the release in paragraph 6, the Employer shall pay the Executive $67,900.

     3.    Vacation Pay. Payment for accrued unused, vacation days will be made as soon as practicable after the Termination Date.

     4.    Business Expenses. Employer agrees to reimburse Executive for normal business expenses incurred prior to the Termination Date; provided that Executive submits appropriate and complete documentation that is satisfactory to Employer to support his claim for such reimbursement and requests such reimbursement upon acceptance of this Agreement. Executive warrants that he has surrendered any and all credit cards issued to him through Employer on or prior to the date hereof, and shall not incur any additional expenses on behalf of Employer nor seek reimbursement therefor after the date of this Agreement.

     5.   Agreements and Covenants. Executive agrees that:

          a) He has no claim to nor will he seek or receive any other money or consideration from Employer or its direct or indirect subsidiaries or its related corporations, companies, or divisions (hereinafter collectively referred to as “Affiliates”) except as provided in this Agreement.

          b) He will return to Employer on or before the Termination Date any company property including, but not limited to, company-provided automobile, cell telephones, identification cards, access cards, computers, company manuals, equipment, records and files.

          c) For a period of one (1) year after Executive’s Termination Date, or if later, the date any injunctive relief is obtained pursuant to paragraph 5(f), Executive will not, directly or indirectly, on his own behalf or as an employee, officer, director, consultant, partner, owner, stockholder, creditor, agent, trustee or advisor of any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity or person (hereinafter a “Person”), without PMA’s written consent, anywhere in which PMA or its Affiliates conduct business, solicit or otherwise seek to persuade any director, officer, agent, consultant or employee of PMA, or any of its Affiliates to discontinue that individual’s status or employment with

PMA or its Affiliates, or hire any director, officer, agent, or employee of PMA or its Affiliates as an employee, independent contractor or otherwise

          d) He will not disclose or make known to anyone other than employees of Employer or its Affiliates, or use for his benefit, or the benefit of any corporation, firm, entity or person unrelated to Employer or its Affiliates any knowledge, information or materials belonging to Employer or its Affiliates about their products, services, know-how, customers, business plans or financial, marketing, pricing, compensation and other proprietary matters (“Confidential Information”), whether or not subject to trademark, copyright, trade secret or other protection, which was made known to Executive (whether or not with the knowledge and permission of Employer or its Affiliates, whether or not developed, devised or otherwise created in whole or in part by the efforts of Executive and whether or not a matter of public knowledge unless as a result or authorized disclosure) by reason of his employment by Employer or its Affiliates. However, after such Confidential Information has become public knowledge, Executive shall have no further obligation under this paragraph regarding that publicly known information so long as Executive was in no manner responsible, directly or indirectly, for permitting such information to become public knowledge without the consent of Employer or the applicable Affiliate.

          e) He will not make any public or private statements or other utterances, written or oral, or act in any manner that is intended to, or does in fact disparage or damage the goodwill of the business of Employer or its Affiliates, or the business or personal reputation of any of its directors, officers, agents or employees, client or suppliers.

          f) A violation on the part of the Executive of the covenants contained in paragraphs (c), (d) or (e) above will cause irreparable damage to Employer and its Affiliates and that it is and will be impossible to estimate or determine the damage that will be suffered by Employer or its Affiliates in the event of a breach by the Executive of such covenants. Therefore, the Executive further agrees that Employer shall be entitled, as a matter of course, to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenant or covenants by the Executive. This right to an injunction shall be in addition to all other rights and remedies afforded by law and under this Agreement.

     6.   Releases. Executive, for himself, and his executors, administrators, heirs and assigns:

          a) For and in consideration of the monies and benefits provided to Executive by Employer, as more fully described in paragraph 2 this Agreement, and for other good and valuable consideration, hereby fully waives, releases, and forever discharges Employer and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and its past and present respective officers, directors, shareholders, trustees, employees, attorneys, agents and affiliates, and their predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”) of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as “claims”), of whatsoever kind or nature, whether in law or equity, whether known or unknown, that he ever had or, now has, in any capacity, either individually, or as a director, officer, representative, agent or employee of Releasees against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date he signs this Agreement. Executive acknowledges and understands that the claims being released in this paragraph include, but are not limited to, all claims arising from or in connection with Executive’s employment or termination of employment, all claims for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, back pay, front pay, benefits, fraud, misrepresentation, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWPA), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act, the Pennsylvania Wage and Hour Laws, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Human Relations Act, and any and all other claims whether arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy. Executive agrees that Executive will not initiate any civil lawsuit or institute any civil lawsuit against Releasees, or any one of them, in connection with any claim released by this Agreement.

          b) Executive hereby agrees to waive any provisions of state or federal law that explicitly or implicitly would prevent the application of this Agreement to claims which Executive does not know of or expect to exist in his favor at the time of executing this Agreement which, if known by Executive, would have materially affected his decision to execute this Agreement. In addition, Executive hereby agrees to waive any provisions of state or federal law, which might require a more detailed specification of the claims being released pursuant to the provisions of this Agreement.

     7.   Limitation on Release. Notwithstanding anything to the contrary set forth herein, Executive does not hereby release Employer from any obligation to indemnify Executive for third-party claims to which he may be entitled in the future in accordance with Employer's Bylaws.

     8.   No Lawsuits. Executive understands and acknowledges that Employer’s purpose for entering into this Agreement is to avoid any civil litigation by Executive. Therefore, in the event the Executive has filed or files any civil complaint, institutes any lawsuit, or initiates or continues any action whatsoever, for a claim that is being released under paragraph 6 (excepting only an action to compel compliance by Employer with this Agreement) against any of the Releasees, the Executive shall pay back to Employer seventy-five percent (75%) of the monies received or paid out under paragraph 2 and any other thing of value received under this Agreement with the maximum amount of interest allowed by law compounded annually and to pay Releasees, their costs and attorney’s fees in such action. With respect to the Executive’s obligations to the Releasees under paragraph 6, the Releasees shall also have the right of set-off against any obligation to the Executive whether or not under this Agreement. The provisions of this paragraph 8 shall be inapplicable to any matters regarding the ADEA.

     9.   Cooperation.

          a) Executive agrees to cooperate fully with Employer, its legal counsel and/or insurance carrier in the defense of any claim, suit, action, charge, complaint or controversy arising out of the his employment or area of responsibility (including depositions, hearings and judicial proceedings, if necessary). Such cooperation includes, but is not limited to, meeting with Employer personnel and/or its attorneys without charge in order to prepare for any such deposition, hearing or judicial proceeding.

          b) For a period of one year from the Termination Date, Executive agrees to reasonably cooperate with Employer and/or its financial advisors in matters arising out of his area of responsibility during his employment, including, but not limited to, counsel and advice relating to rating agency investor, analyst and regulatory matters.

     10.   No Contract of Employment. This Agreement does not create and is not evidence of a contract of employment between Executive and Employer. Executive understands, as does Employer, that the employment relationship has at all times been one of employment-at-will, with either party having the right to terminate the employment relationship at any time with or without cause. Such mutual right of termination has been in full force and effect throughout the entire period of Executive’s employment with Employer.

     11.   No Legal Liability. Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by Releasees or any one of them and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Releasees expressly deny liability. Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory severance of Executive’s employment.

     12.   Severability. Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Agreement shall continue in full force and effect; provided however, that if any release, waiver or agreement set forth or referred to in this Agreement, including, but not limited to, those set forth in paragraph 6, is declared to be invalid, illegal or unenforceable, in whole or in part, Employer shall have the right to elect to consider its obligations under this Agreement to be null and void as of the date of execution of this Agreement and, in such case, any payments or benefits that had been afforded under this Agreement shall be returned to Employer with the maximum amount of interest permitted by law, compounded annually, except to the extent inconsistent with the ADEA.

     13.   Remedies Cumulative. The Executive agrees that the remedies under paragraphs 5, 8 and 12 shall not constitute or be construed to constitute liquidated damages and shall not in any way cancel or impair any right or remedy at law or equity which Employer may otherwise have.

     14.   No Assignment. The rights and obligations conferred hereunder shall not be subject to assignment without the prior consent of both Executive and Employer.

     15.   Exclusive Agreement. Executive affirms that the only consideration for the signing of this Agreement are the terms stated herein and that no other representations, promises or agreements of any kind have been made to Executive by any person or entity whatsoever to cause him to sign this Agreement. Executive and Employer affirm that this Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous agreements or understandings between the parties with respect to employment and/or the subject matter contained herein. No alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties.

     16.   Acknowledgement. Executive acknowledges that he has read this Agreement and that Employer advised Executive of his right to consult with an attorney prior to executing this Agreement. Executive further acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement before executing it, and that if he does so before the end of such period, he does so of his own free will and with the full knowledge that he could have taken the full period. If Executive does not execute the Agreement on or before the expiration of the twenty-one (21) day period, the offer by Employer to enter into this Agreement shall automatically be withdrawn, and this Agreement shall be deemed null and void without any further action by Employer.

     17.   Effective Date. This Agreement will not become effective or enforceable until seven (7) days after Executive executes it. Executive may revoke this Agreement within the seven (7) day period by sending written notice to Employer, Attention: Robert L. Pratter, Esquire, Senior Vice President and General Counsel, but such notice must be received within that seven (7) day period to be valid. If the Executive so revokes this Agreement, the offer of the terms contained herein shall be automatically withdrawn, and this Agreement shall be deemed null and void without any further action by PMA. If revocation is not received within the seven (7) day period referred to above, this Agreement will go into effect on the first business day immediately following the expiration of that seven (7) day period.

     18.   Affirmation. Executive affirms that (a) he has carefully read the foregoing Agreement, (b) he fully understands the meaning, intent, and consequences of this document, (c) he has signed the Agreement voluntarily, knowingly and without any force and coercion, (d) he intends to be bound by the promises contained in this Agreement for the consideration stated in the Agreement, and (e) he understands that this Agreement is not part of an exit incentive or other employment termination program being offered to a group or class of employees of the Employer.

     19.   Withholding Taxes. All payments made under and in connection with this Agreement are subject to any and all applicable federal, state and local withholding taxes.

     20.   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     21.   Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of their respective successors, heirs and assigns.

     22.   Governing Law. This Agreement shall be interpreted and enforced pursuant to the internal laws of the Commonwealth of Pennsylvania.

     23.    Waiver. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by all parties hereto.

     24.   Notices. All notices or other communications hereunder shall be in writing and addressed as follows:

                       To Employer:

                             PMA Capital Corporation
                             1735 Market Street
                             Philadelphia, PA 19103
                             Attention: Robert L. Pratter, Esquire, Senior Vice President and
                             General Counsel

                       To Executive:

                             Francis W. McDonnell
                             101 Montpelier Court
                             Marlton, NJ 08053

or to such other addresses or persons as the parties, from time to time, may furnish one another by notice given in accordance with this paragraph. All notices or other communications addressed pursuant to this paragraph 24 and sent: (i) via facsimile or personal delivery shall be effective when received; and (ii) via first-class mail, postage pre-paid or overnight mail shall be effective when properly deposited.

     IN WITNESS WHEREOF, the Executive indicates his understanding, agreement with and voluntary acceptance of this Agreement by signing in the space below and thereby the parties have executed this Agreement as of the date first above written.

PMA CAPITAL CORPORATION

By: /s/ John W. Smithson
John W. Smithson, President and
Chief Executive Officer

Executive

/s/ Francis W. McDonnell                      (SEAL)
Francis W. McDonnell

EXHIBIT A

ENDORSEMENT

     I, Francis W. McDonnell, hereby acknowledge that I have been advised that I have twenty-one (21) days in which to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the twenty-one (21) day period.

     I declare under penalty of perjury under the laws of the Commonwealth of Pennsylvania that the foregoing is true and correct.

     EXECUTED this 26th day of June, 2002 at Philadelphia, Pennsylvania.

                              /s/ Francis W. McDonnell                 (SEAL)

                             Executive’s Signature